Exhibit 99.1

AMENDMENT NO. 4

TO THE

UNIFIED GROCERS, INC.

CASH BALANCE PLAN

Unified Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as of June 1, 2014, as follows:

1.         The definition of “Employee” in Section 1.2 of the Plan is hereby amended in its entirety to read as follows:

“‘Employee’ shall mean every person classified by the Company as a common law employee of the Company or any Affiliated Company (other than Grocers Development Center, Inc.) that has adopted the Plan with the permission of the Board of Directors. ‘Employee’ shall not include any person who is (i) employed by or through a leasing, temporary, or similar agency or company, (ii) classified by the Company as an intern, or (iii) classified by the Company as a leased employee of the Company or any such Affiliated Company. For this purpose, a ‘leased employee’ is a person whose services are performed under the primary direction or control by the Company or any Affiliated Company on a substantially full time basis for a period of at least one year in accordance with Code Section 414(n)(2). If any person described in the preceding two sentences is determined to be a common law employee of the Company or any such Affiliated Company by court decision or otherwise, such person shall nonetheless continue to be treated as not being an Employee. In addition, the following persons shall not be treated as Employees: (i) any person who is included in a collective bargaining unit covered by a collective bargaining agreement, which agreement does not provide for coverage of such person, provided, that the matter of retirement benefits was the subject of good faith bargaining between the Company and the collective bargaining unit of which the person is a part; (ii) directors of the Company, unless otherwise employed as an Employee; and (iii) any person employed on a retainer or fee basis or as an independent contractor, as determined by the Company (except an Employee of an Affiliated Company).”

* * * * *

The Company has caused this Amendment No. 4 to be signed on the date indicated below, to be effective as indicated above.

“Company”

UNIFIED GROCERS, INC.

Dated: May 30, 2014	By:	/s/ Christine Neal

	Its:	Senior Vice President, Finance & Treasurer